Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-164780

March 16, 2010

Orrstown Financial Services, Inc.
Orrstown Financial Services, Inc.
Follow-on Offering of Common Shares
$40,000,000
March 2010
NASDAQ: ORRF
Jeffrey Jeffrey W. W. Embly Embly
EVP, Chief Credit Officer EVP, Chief Credit Officer
Bradley Bradley S. S. Everly Everly
SVP, Chief Financial Officer SVP, Chief Financial Officer
Thomas R. Quinn, Jr. Thomas R. Quinn, Jr.
President & Chief Executive Officer President & Chief Executive Officer

ORRSTOWN
FINANCIAL SERVICES, INC.
A Tradition of Excellence

Safe Harbor Regarding Forward-Looking Statements
This presentation may contain forward-looking information about Orrstown Financial Services, Inc. that is intended to be covered by the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various risks, uncertainties and other factors. Such risks, uncertainties and other factors that could cause actual results and experience to differ from those projected include, but are not limited to, the following:
ineffectiveness of the Company’s business strategy due to changes in current or future market conditions; the effects of competition, and of changes in laws and regulations, including industry consolidation and development of competing financial products and services; interest rate movements; changes in credit quality; volatilities in the securities markets; and deteriorating economic conditions, and other risks and uncertainties, including those detailed in Orrstown Financial Services, Inc.’s filings with the Securities and Exchange Commission. The statements are valid only as of the date hereof and Orrstown Financial Services, Inc. disclaims any obligation to update this information.
Free Writing Prospectus Statement
The Company has filed a registration statement (including a prospectus) with the SEC (File No. 333-164780) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement and other documents that the Company has filed with the SEC for more complete information about the Company and the offering. You may obtain these documents without charge by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, copies of the preliminary prospectus supplement and the prospectus relating to the offering may be obtained from Sandler O'Neill + Partners, L.P., 919
Third Avenue, 6th Floor, New York, NY 10022, (800) 635-6859 or from Janney Montgomery Scott LLC at 60 State St. 35th Floor, Boston, MA
02109, (617) 557-2971, or by email at prospectus@janney.com.
Legal Disclaimers

ORRSTOWN
FINANCIAL SERVICES, INC.
A Tradition of Excellence

Issuer: Orrstown Financial Services, Inc.
Type of Offering: Follow-on Public Offering
Type of Security: Common Stock
Ticker Symbol: ORRF
Exchange: NASDAQ Capital Market
Offering Size: Gross Proceeds of $40 Million
Over-Allotment Option: 15%
Use of Proceeds: General corporate purposes including organic growth and strategic acquisitions
Sole Book-Running Manager: Sandler O'Neill + Partners, L.P.
Co-Lead Manager: Janney Montgomery Scott
Offering Details

• Regional community bank with operations presence in South Central Pennsylvania and
Western Maryland
• Deep and experienced management team with strong community ties, operational ability and proven track record of acquisition integration
• Significant market share position and critical mass in its primary markets of operation
• Opportunity to enhance position by taking advantage of market dislocation to expand franchise through continued new hires, local franchise acquisitions and FDIC – assisted transactions
• Track record of strong profitability and delivery of value to shareholders – five year average ROAA of 1.5% and ROAE of 14.6%
• Solid pre-offering capital position without having taken TARP funds – 7.6% TCE / TA
(1)
and 11.3% Total Risk-Based Capital Ratio
• Conservative lending practices have resulted in strong asset quality metrics in a difficult credit environment (NPAs / Assets of 0.44% as of December 31, 2009)
Offering Highlights & Rationale
Source: Company Documents
(1) The ratio of tangible common equity, or TCE, to tangible assets, or TA, is a non-GAAP-based financial measure.  In order to calculate tangible common equity and tangible assets, the Company’s management subtracts intangible assets from both common equity and assets.  The most directly comparable GAAP-based measure is the ratio of stockholders’ equity to assets.  Please see the Appendix for a reconciliation of non-GAAP financial measures.

2009 Achievements
• Achieved record earnings in a challenging environment
• Added 7,499 new customers as deposit base grew by more than 20%
• 12 net new hires, primarily in customer facing positions (including 14 sales-related positions), bringing total headcount to nearly 300
• Significant investment in technology, including consumer and mortgage lending initiatives
• Trust and brokerage assets under management grew 24%
• Increased dividends for over 20 consecutive years, 10 year annual dividend CAGR
(1)
of 15.8%
• Listed on the NASDAQ Capital Market and added to Russell 2000 and 3000 indicies
• Net charge-offs to average loans for 2009 of 11 basis points
(1) Compound Annual Growth Rate

ORRSTOWN
BANK

ORRSTOWN
FINANCIAL SERVICES, INC.
A Tradition of Excellence

Franchise Overview
• Headquartered in Shippensburg, PA
• Founded in 1919
• 21 branches in Pennsylvania and Maryland
– 8 branches in Cumberland County, PA
– 7 branches in Franklin County, PA
– 4 branches in Perry County, PA
– 2 branches in Washington County, MD
• $1.2 billion in assets and $915 million in
deposits as of December 31, 2009
• In addition to community banking services,
provides trust and investment services to
individuals, businesses, non-profits and
municipalities ($740 million of trust and
brokerage assets under management)
• Ranked as one of the top 200 best
performing community banks in the nation
since 2006 (based on 3 year average ROAE
of publicly traded commercial banks)
(1)
(1) Based on reports published by U.S. Banker in June 2006 - 2009.

ORRSTOWN
FINANCIAL SERVICES, INC.
A Tradition of Excellence

Experienced Management Team
Executive Title Years with ORRF Banking Experience
Thomas R. Quinn, Jr. President / CEO 1 Year 20 Years
Jeffrey W. Embly Executive Vice President / Chief Credit Officer 13 Years 18 Years
Bradley S. Everly Senior Vice President / Chief Financial Officer 12 Years 32 Years
Philip E. Fague Executive Vice President / Mortgage & Consumer Business  22 Years 22 Years
Jeffrey S. Gayman Senior Vice President / Chief Commercial Officer 14 Years 15 Years
Barbara E. Brobst Senior Vice President, Senior Trust Officer, Orrstown Financial Advisors 10 Years 29 Years
Gary R. Holder Senior Vice President / Chief Retail Officer 7 Years 17 Years
Michelle N. Paulnock Senior Vice President of Operations 1 Year 33 Years
Benjamin S. Stoops Senior Vice President / Chief Technology Officer 12 Years 39 Years
Mark G. Bayer Vice President  & Director of Marketing 3 Years 23 Years
Stephen C. Caldwell Vice President  & Director of Human Resources 8 Years 8 Years

ORRSTOWN
FINANCIAL SERVICES, INC.
A Tradition of Excellence

$601,460
$809,031
$884,979
$1,051,783
$1,196,432
$460,386
$618,827
$701,964
$820,468
$881,074
$462,822
$638,719
$646,356
$757,368
$915,170
2005 2006¹ 2007 2008 2009 2005 2006¹ 2007 2008 2009 2005 2006¹ 2007 2008 2009
Note: Dollar values in thousands
Source: Company Documents
Track Record of Strong Growth
Assets Loans Deposits
CAGR: 17.6% CAGR: 18.5%
CAGR: 18.8%
(1) 2006 reflects the acquisition of the First National Bank of Newport ($120mm of assets and $106mm of deposits)

ORRSTOWN
FINANCIAL SERVICES, INC.
A Tradition of Excellence

Favorable Performance Relative
to Regional Peers (1)
(1) Includes publicly-traded Mid-Atlantic commercial banks with assets between $1bn and $2bn as identified in the Appendix.
23.22% 5 47.35% 6.71%
Non-Interest Income / Revenue
(0.01%) 3 1.36% (3.98%)
2009 ROAA
(1.20%) 5 18.30% (53.81%)
2009 ROAE
0.00%
17.79%
0.84%
5.65%
1.95%
55.42%
2.43%
0.69% 5 2.68%
NCOs / Average Loans
106.96% 3 426.42%
Reserves / NPAs
1.42% 6 3.56%
Reserves / Gross Loans
12.87% 16 17.89%
Total Risk-Based Capital Ratio
6.63% 6 13.15%
Tangible Common Equity Ratio (2)
68.92% 2 105.85%
Efficiency Ratio
3.56% 10 4.72%
Net Interest Margin
Metric Range Rank/19 Peer AVG.
3.66%
58.85%
7.6%
11.3%
1.26%
207.56%
12.48%
1.19%
0.11%
30.74%
Source: Company Documents; SNL Financial
(2) See note on page 4 regarding non-GAAP financial measures.

ORRSTOWN
FINANCIAL SERVICES, INC.
A Tradition of Excellence

Summary Financial Highlights
(2) See note on page 4 regarding non-GAAP financial measures.
Source: Company Documents; SNL
Year Ended December 31,
(Dollar Values in Thousands) 2005 2006 2007 2008 2009
Total Assets $601,460 $809,031 $884,979 $1,051,783 $1,196,432
Gross Loans $460,386 $618,827 $701,964 $820,468 $881,074
Total Deposits $462,822 $638,719 $646,356 $757,368 $915,170
Total Shareholder's Equity $57,310 $89,388 $96,124 $103,347 $110,886
Net Income $9,987 $11,632 $12,558 $13,103 $13,373
Diluted Earnings Per Share $1.69 $1.79 $1.86 $1.94 $1.98
Return on Average Assets 1.81% 1.61% 1.50% 1.38% 1.19%
Return on Average Equity 18.69% 15.10% 13.64% 13.20% 12.48%
Return on Average Tangible Equity
(1)
19.28% 18.98% 18.02% 17.02% 15.73%
Net Interest Margin 4.55% 4.32% 4.08% 3.93% 3.66%
Efficiency Ratio 52.86% 53.98% 55.58% 56.73% 58.85%
Non-Interest Expense / Avg. Assets 3.15% 2.99% 2.97% 2.98% 2.87%
Tang. Common Equity / Tang. Assets
(2)
9.2% 8.6% 8.7% 8.0% 7.6%
Total Risk-Based Capital Ratio 12.8% 12.0% 11.6% 10.9% 11.3%
Non-Performing Assets / Assets 0.30% 0.05% 0.04% 0.09% 0.44%
Loan Loss Reserves / Gross Loans 0.96% 0.89% 0.87% 0.87% 1.26%
(1) Return on average tangible equity is a non-GAAP-based financial measure calculated using non-GAAP-based amounts, including management’s definition of tangible assets and tangible common equity.  The most directly comparable GAAP-based measure is return on average equity.  Please see the Appendix for a reconciliation of non-GAAP financial measures.

ORRSTOWN
FINANCIAL SERVICES, INC.
A Tradition of Excellence

Pro Forma Capital Ratios
7.6%
10.5%
7.6%
10.5%
10.1%
14.0%
11.3%
15.3%
0.00%
6.00%
12.00%
18.00%
TCE / TA
(1)
Tier 1 Leverage
(2)
Tier 1 RBC
(2)
Total RBC
(2)
31-Dec-09 Pro Forma
(1) See note on page 4 regarding non-GAAP financial measures.
(2) Calculated in accordance with bank regulatory requirements.
Note: Assumes a $40 million offering with an underwriting  spread of 5.50% and other expenses of $250,000.  Net proceeds are risk-weighted at 50%.
Source: Company Documents

Daily Volume (000)
Price Performance

ORRSTOWN FINANCIAL SERVICES, INC.
A Tradition of Excellence

0
10,000
20,000
30,000
40,000
50,000
60,000
70,000
80,000
03/07 06/07 09/07 12/07 03/08 06/08 09/08 12/08 03/09 06/09 09/09 12/09 03/10
30%
40%
50%
60%
70%
80%
90%
100%
110%
120%
Volume ORRF NASDAQ Bank Index Regional Peers¹
Stock Performance & Liquidity
Three Year Stock Price Performance
(44.22%)
(15.49%)
3.28%
ORRF Listed on NASDAQ
April 28, 2009
(1) Includes publicly-traded Mid-Atlantic commercial banks with assets between $1bn and $2bn as identified in the Appendix.
Source: SNL Financial
Average Daily Volume - Pre and Post NASDAQ Listing
Feb. 23, 2007 - April 27, 2009 1,063 shares
April 28, 2009 - March. 12, 2010 12,978 shares
Price Performance Since NASDAQ Listing 48.16%

JUNIATA
PERRY
DAUPHIN
HUNTINGTON
CUMBERLAND
FULTON
FRANKLIN
ADAMS
YORK
WASHINGTON
FREDERICK

ORRSTOWN
FINANCIAL SERVICES, INC.
A Tradition of Excellence

Targeted Market Area
• Currently operating 21 full-service
locations along the Route 81 corridor
from Washington County, Maryland
through Franklin, Cumberland and
Perry Counties, Pennsylvania
• The combined population of the
current market area is approximately
573,000 as of June 30, 2009
• The current combined market has
over $8.6 billion in total deposits as
of June 30, 2009
• Orrstown has $915 million deposits
as of December 31, 2009 or
approximately 10.6% of the total
market share in its market area
(1)
Source: SNL Financial; Company Documents
(1) Based on June 30, 2009 total deposits in market.

ORRSTOWN
FINANCIAL SERVICES, INC.
A Tradition of Excellence

Key Saturation Markets
2.50%
12.90%
57.89%
Deposit Growth
Year-Over-Year (2)
(%)
Market Population Branches
2009
Deposits
($000) (1)
2009
Total Market (1)
Deposits ($000)
Market Share
Market
Rank
Shippensburg 5,586 2 + 2 ATMs $232,393 $380,911 61.01% 1
Carlisle 17,970 4 $174,082 $847,553 20.54% 2
Chambersburg 17,862 3 $120,320 $840,830 14.31% 3
(1) As of June 30, 2009
(2) June 30, 2008 – June 30, 2009
Source: FDIC; National Census Bureau

ORRSTOWN
FINANCIAL SERVICES, INC.
A Tradition of Excellence

Market Share & Demographics
(1) Data as of September 30, 2009
(2) Based on FDIC data as of June 30, 2009
Source: SNL Financial; Federal Housing Finance Agency Home Price Index
Perry
Cumberland
Washington
Franklin
Adams
York
Dauphin
ORRF Market Share²
2009 Pop. Growth Household Inc. Growth Household Price Appreciation¹ Unemploy. Deposits Mkt. Share
County Population '00 - '09 08 - '14 Est. '00 - '09 08 - '14 Est. 1YR 5YR Rate ($000) Branches (%) Rank
Current Counties of Operations
Cumberland, PA 232,724 8.9% 4.1% 31.8% 6.4% (3.5%) 40.6% 6.2% $419,719 8 9.95 4
Franklin, PA 145,306 12.4% 5.9% 27.9% 4.3% (7.7%) (3.8%) 7.2% $265,171 7 14.08 5
Perry, PA 45,728 4.9% 2.1% 22.4% 5.2% - - 8.1% $100,782 4 17.40 2
Washington, MD 148,968 12.9% 5.8% 22.0% 7.9% - - 7.8% $23,588 2 1.21 11
Aggregate / Median 572,726 10.6% 4.9% 25.2% 5.8% (5.6%) 18.4% 7.5% $809,260 21
Contiguous Counties Total In Market
Adams, PA 103,380 13.2% 5.3% 26.2% 3.0% - - 6.7% $1,176,372 30
York, PA 258,263 2.6% 1.1% 32.3% 5.0% (5.7%) 22.2% 7.1% $6,204,185 100
Dauphin, PA 431,670 13.1% 6.4% 30.6% 3.9% - - 6.8% $4,611,726 153
Aggregate / Median 793,313 13.1% 5.3% 30.6% 3.9% (5.7%) 22.2% 6.8% $11,992,283 283
Maryland 5,733,229 8.3% 3.1% 26.9% 4.2% (7.5%) 16.0% 7.2%
Pennsylvania 12,598,860 2.6% 0.8% 32.7% 4.9% (1.4%) 22.3% 8.5%
US 309,731,508 10.1% 4.6% 29.8% 4.1% (3.8%) 4.6% 9.7%

ORRSTOWN
FINANCIAL SERVICES, INC.
A Tradition of Excellence

Deposit Composition
Source: Company Documents
(Dollars in Thousands)
December 31, 2007 December 31, 2008 December 31, 2009
Deposit Type Amount % of Total Amount % of Total Amount % of Total
Period End Balances
Non-Interest Bearing DDA $91,365 14.1% $84,261 11.1% $90,676 9.9%
Interest Bearing DDA 231,413 35.8% 272,372 36.0% 353,428 38.6%
Savings deposits 64,292 9.9% 60,846 8.0% 60,032 6.6%
Time deposits < $100,000 147,211 22.9% 211,354 27.9% 179,362 19.6%
Time deposits > $100,000 112,075 17.3% 128,535 17.0% 231,672 25.3%
Total $646,356 100.0% $757,368 100.0% $915,170 100.0%
Annual Growth 1.2% 17.2% 20.8%
Average Total Deposit Cost 2.89% 2.07% 1.52%

ORRSTOWN FINANCIAL SERVICES, INC.
A Tradition of Excellence

Investment Portfolio
Gov't
Agency
60.0%
CMO
4.0%
Municipal
19.0%
Cert. of Dep.
2.0%
MBS
15.0%
Current Par Distribution
Source: Company Documents
• As of December 31, 2009, the market value of the investment portfolio was approximately $203 million
• Duration of 3.4 years and average life of 4.0 years
• Investment portfolio is comprised of 97% A or better rated securities
• Currently do not hold any corporate or high-yield instruments
AAA
83.5%
A
3.3%
NR
1.4%
BB
0.3%
BBB
1.3%
AA
10.1%
Debt Portfolio Breakdown by Rating

1991Y
1992Y
1993Y
1994Y
1995Y
1996Y
1997Y
1998Y
1999Y
2000Y
2001Y
2002Y
2003Y
2004Y
2005Y
2006Y
2007Y
2008Y
2009Y

1991Y
1992Y
1993Y
1994Y
1995Y
1996Y
1997Y
1998Y
1999Y
2000Y
2001Y
2002Y
2003Y
2004Y
2005Y
2006Y
2007Y
2008Y
2009Y

ORRSTOWN
FINANCIAL SERVICES, INC.
A Tradition of Excellence

Historical Credit Cycle Analysis
NCOs/Average Loans
0.0%
0.1%
0.2%
0.3%
0.4%
0.5%
ORRF Regional Peers¹
0.06%
0.54%
0.26%
0.11%
Non-Performing Assets/Total Assets
0.0%
0.5%
1.0%
1.5%
2.0%
ORRF Regional Peers¹
0.09%
1.28%
0.63%
0.44%
(1) Includes publicly-traded Mid-Atlantic commercial banks with assets between $1bn and $2bn as identified  in the Appendix.
Source: Company Documents; SNL Financial

Disciplined Credit Culture
• Created the position of Chief Credit Officer in September 2009 to further strengthen the approval process and provide independence between sales and credit
• Conservative Loan Approval Authorities:
– No individual commercial lender has a maximum aggregate approval authority over $350,000
– Chief Commercial Officer’s maximum aggregate approval authority of $500,000
– Chief Credit Officer’s maximum aggregate approval authority of $1 million, with any single loan approved of
$500,000 or greater reviewed and ratified by Executive Loan Committee
– Maximum joint authority of $1.5 million with required ratification by Executive Loan Committee
• Global credit oversight by the Bank’s Credit Administration Committee, which is comprised of four independent directors
• Annual review process that focuses on the review of:
– All loan relationships with aggregate committed exposure greater than or equal to $750,000, all Reg O loans, a sample of 5% of loan relationships under the threshold and any credits determined by the Committee to be deserving of special attention
– Additionally, all loan relationships with aggregate committed exposure less than or equal to $1 million are rated, with committee ratification and approval of all gradings

Proactive & Thorough Approach
to Credit
• In November 2009, the Bank undertook an expanded review of the commercial loan portfolio which covered $526 million in outstanding and committed balances
• This review was in addition to the normal loan review process conducted by loan review officers and the Bank’s Credit Administration Committee
• The specific review process included:
– 3 employees and 2 contract employees
– Review of all commercial loan relations with an aggregate committed exposure greater than or equal to $750,000
– Review focused on global cash flow and debt service coverage ratios of the borrower, LTV ratios shocked 10 and 20%, and borrowers’ and guarantors’ cash flow and liquidity
• Reserves increased from 0.87% to 1.26% as a percentage of gross loans (aggregate
2009 provision of $4.9 million ($3.6 million Q4 2009) versus $938,000 of net charge offs)

ORRSTOWN
FINANCIAL SERVICES, INC.
A Tradition of Excellence

Commercial
75%
Consumer
1%
Residential
Mortgage
11%
Home Equity
Loans & Lines
13%
C&I, Term and
Other
37%
Construction &
Land
Development
17%
Owner Occupied
23%
Multifamily
4%
Non-Owner
Occupied
19%
Loan Portfolio Overview
Loans Stratification by Purpose
Gross Loans: $881 million
Most Recent Quarter Yield: 5.46%
Commercial Loans by Purpose
Source: Company Documents
Commercial

ORRSTOWN
FINANCIAL SERVICES, INC.
A Tradition of Excellence

Loan Portfolio Overview
Geographic Distribution¹ Commercial Loans by Industry
Cumberland,
PA
41%
Washington,
MD
13%
Other
13%
Franklin, PA
27%
Perry, PA
6%
(1) Based on location where the borrower resides
Source: Company Documents
CRE - Owner-
Occ. and Non
Owner-Occ.
39%
Public Admin.
5%
Non-profit
2%
Other
4%
Transport
1%
Service &
Entertainment
9%
Healthcare
2%
Professional
8%
Finance
2%
Retail Trade
4%
Agriculture
2%
Wholesale Trade
1%
C&D
19%
Manufacturing
2%

ORRSTOWN
FINANCIAL SERVICES, INC.
A Tradition of Excellence

1.27%
Asset Quality Summary
Source: Company Documents, SNL
For the Quarter ended,
(Dollars in Thousands)
12/31/2008 03/31/2009 06/30/2009 09/30/2009 12/31/2009
30-89 Days Past Due 12,178 13,824 16,563 12,702 19,043
90 Days Past Due and Still Accruing 6,176 6,506 6,324 8,186 6,155
Total Non-Performing Loans and Leases 341 562 1,905 4,710 4,267
ORE and Repossessed Assets 608 558 939 920 1,065
NPAs & 90 Day Delinquent 7,125 $          7,626 $          9,168 $          13,816 $         11,487 $
Non-Performing Loans / Total Loans 0.04% 0.07% 0.23% 0.54% 0.48%
Non-Performing Assets / Total Assets 0.09% 0.10% 0.26% 0.49% 0.44%
Loan Loss Reserve 7,140 $          7,174 $          7,413 $          7,963 $          11,067 $
Loan Loss Reserves / Gross Loans 0.87% 0.87% 0.88% 0.92% 1.26%
Reserves / NPLs 2,094% 1,277% 389% 169% 259%
Net Charge-Offs 226 181 61 200 496
Net Charge-Offs / Average Loans (Annualized) 0.11% 0.09% 0.03% 0.09% 0.23%
Provision / Net Charge-Offs 344% 119% 492% 375% 726%

ORRSTOWN
FINANCIAL SERVICES, INC.
A Tradition of Excellence

Commercial
85%
Res.
Mortgage
14%
Installment
1%
Nonperforming Assets
NPAs by Type NPAs by Market
1
(1) Based on location where the borrower resides
Source: Company Documents
(Dollar Values in Thousands)
Non-Acc. Total Gross NPAs /
County Loans OREO NPAs Loans Loans+REO
Cumberland, PA $14 $59 $73 $363,533 0.02%
Franklin, PA $1,892 $565 $2,457 $239,512 1.02%
Perry, PA $1,188 $233 $1,421 $49,822 2.84%
Washington, MD $1,173 $98 $1,271 $111,195 1.14%
Other $0 $110 $110 $117,012 0.09%
Total $4,267 $1,065 $5,332 $881,074 0.60%

ORRSTOWN
FINANCIAL SERVICES, INC.
A Tradition of Excellence

Home Price Appreciation (PA)
(2.00%)
0.00%
2.00%
4.00%
6.00%
8.00%
10.00%
12.00%
14.00%
2004 2005 2006 2007 2008 2009-Q3
Pennsylvania  (5Yr Avg.)
Harrisburg - Carlisle, PA  (5Yr Avg.)
Source: Federal Housing Finance Agency; Freddie Mac

ORRSTOWN
FINANCIAL SERVICES, INC.
A Tradition of Excellence

Credit Quality Trends
Net Charge-Offs / Average Loans
Non-Performing Assets / Total Assets Reserves / Loans
Delinquencies / Loans
0.30%
0.05%
0.04%
0.09%
0.44%
0.00%
0.25%
0.50%
0.75%
1.00%
1.25%
1.50%
2005 2006 2007 2008 2009
ORRF Regional Peers¹
0.96%
0.89%
0.87%
0.87%
1.26%
0.85%
0.95%
1.05%
1.15%
1.25%
2005 2006 2007 2008 2009
ORRF Regional Peers¹
0.11%
0.06%
0.02%
0.00%
0.01%
0.00%
0.10%
0.20%
0.30%
0.40%
0.50%
0.60%
2005 2006 2007 2008 2009
ORRF Regional Peers¹
3.34%
2.30%
1.90%
1.40%
1.00%
0.50%
1.00%
1.50%
2.00%
2.50%
3.00%
3.50%
4.00%
4.50%
5.00%
2005 2006 2007 2008 2009
ORRF Regional Peers¹
(1) Includes publicly-traded Mid-Atlantic commercial banks with assets between $1bn and $2bn as identified  in the Appendix.
Source: Company Documents; SNL Financial

• Continue to diversify - add additional consumer retail products and services and expand delivery channels
• Technology enhancements to support consumer retail growth, diversification, and non-
interest income goals:
– Implementing centralized consumer loan underwriting system
– Mortgage Builder® end-to-end mortgage origination software launched in March
– MCIF/CRM system implemented in 2010
– New web site in 2010 (will provide platform for new consumer and mortgage products)
• Emphasis on growing mortgage business:
– New products (FHA, VA, USDA Guaranteed Rural Housing, PHFA First Time Home Buyers)
– Expanded mortgage origination team
– Significant investment in technology to support higher volumes
• Continue to take advantage of market dislocation to hire talented bankers in the area
• Launch of formal “Rising Star” program to identify and promote the best and brightest from within the organization
• Focus on gaining wallet share through needs analysis assessment of customer base
The Road Ahead: 2010

• Established South-Central Pennsylvania bank with a history of strong performance
• Emphasis on credit quality, return to shareholders, solid financial performance, and delivering peer-group leading results
• Well-positioned for future growth throughout the region, both organically and through acquisitions
• Deep and experienced management team with strong community ties and operational ability
Investment Highlights

29 APPENDIX

ORRSTOWN
FINANCIAL SERVICES, INC.
A Tradition of Excellence

Regional Peer Analysis
(1) See note on page 4 regarding non-GAAP financial measures.
Note: Includes publicly-traded commercial banks with assets between $1bn and $2bn headquartered in the Mid Atlantic
Financial data as of December 31, 2009; Market data as of March 12, 2010
Source: Company Documents; SNL Financial
Balance Sheet
Non-
Total Int. Inc./ Res./ NCOs/ NPAs/
Total Total Gross TCE / RBC Eff. Total Gross Res./ Ave Total Market Dividend
Assets Deposits Loans TA
(1)
Ratio ROAA ROAE NIM Ratio Rev. Loans NPAs Loans Assets Cap. Yield
Company St. Ticker ($mm) ($mm) ($mm) (%) (%) (%) (%) (%) (%) (%) (%) (%) (%) (%) ($mm) (%)
Arrow Financial Corporation NY AROW 1,842 1,444 1,112 6.8 15.4 1.24 16.16 3.58 59.41 24.52 1.26 315.42 0.09 0.24 286.3 3.82
Eagle Bancorp, Inc. MD EGBN 1,806 1,460 1,401 9.0 13.6 0.65 6.49 3.85 63.67 8.99 1.47 76.00 0.42 2.14 238.3 0.00
Suffolk Bancorp NY SUBK 1,694 1,385 1,160 8.1 11.7 1.36 18.30 4.72 56.17 13.01 1.06 59.51 0.09 0.96 304.4 2.78
First United Corporation MD FUNC 1,682 1,237 1,138 3.6 11.3 (0.14) (2.50) 3.67 60.01 23.47 1.49 21.14 0.91 4.39 35.9 0.68
First of Long Island Corporation NY FLIC 1,675 1,278 828 6.9 15.8 0.96 12.14 3.87 63.02 11.72 1.25 NM 0.00 0.04 184.3 3.13
State Bancorp, Inc. NY STBC 1,608 1,350 1,098 7.0 12.5 (0.91) (9.77) 4.03 71.88 6.71 2.61 426.42 2.64 2.09 128.4 2.54
Canandaigua National Corporation NY CNND 1,566 1,378 1,160 6.2 13.8 0.99 14.58 4.06 61.65 31.44 1.23 66.77 0.19 1.36 150.7 3.22
Peapack-Gladstone Financial Corporation NJ PGC 1,512 1,350 984 6.1 13.6 0.49 6.11 3.58 65.95 22.13 1.34 58.01 0.61 1.50 118.0 1.48
Tower Bancorp, Inc. PA TOBC 1,477 1,222 1,148 10.2 14.5 0.32 3.22 3.49 69.32 18.95 0.84 171.74 0.17 0.38 194.1 4.11
Alliance Financial Corporation NY ALNC 1,417 1,076 915 6.0 13.1 0.81 8.68 3.37 66.23 30.13 1.03 125.42 0.64 0.64 132.0 3.92
First Mariner Bancorp MD FMAR 1,385 1,147 1,013 2.0 5.7 (1.69) (53.81) 2.43 104.26 47.35 1.15 17.79 1.17 4.89 7.7 0.00
Royal Bancshares of Pennsylvania, Inc. PA RBPAA 1,362 908 706 6.1 15.9 (3.98) (47.71) 2.45 105.85 20.27 3.56 22.15 2.68 7.76 27.8 0.00
Citizens & Northern Corporation PA CZNC 1,322 927 722 8.7 17.9 (3.03) (27.74) 3.84 55.42 22.58 1.15 80.31 0.04 0.84 141.8 2.74
VIST Financial Corp. PA VIST 1,309 1,021 913 4.6 11.8 0.04 0.48 3.06 76.28 34.34 1.25 31.65 0.58 2.80 51.1 2.27
Bryn Mawr Bank Corporation PA BMTC 1,239 938 889 7.5 12.5 0.88 10.55 3.70 67.47 38.90 1.17 120.26 0.76 0.67 162.4 3.06
Center Bancorp, Inc. NJ CNBC 1,197 814 715 6.4 12.5 0.37 4.87 2.85 64.82 10.71 1.16 102.69 0.18 0.67 127.7 1.37
CNB Financial Corporation PA CCNE 1,162 957 715 5.1 12.0 0.80 12.99 3.82 64.77 20.64 1.35 70.25 0.49 1.20 153.6 3.78
Shore Bancshares, Inc. MD SHBI 1,157 991 917 9.4 12.6 0.65 5.39 3.90 64.43 32.02 1.19 52.80 0.81 1.37 112.4 1.80
High 1,842 1,460 1,401 10.2 17.9 1.36 18.30 4.72 105.85 47.35 3.56 426.42 2.68 7.76 304.4 4.11
Low 1,157 814 706 2.0 5.7 (3.98) (53.81) 2.43 55.42 6.71 0.84 17.79 0.00 0.04 7.7 0.00
Mean 1,467 1,160 974 6.6 13.1 (0.01) (1.20) 3.57 68.92 23.22 1.42 106.96 0.69 1.89 142.1 2.26
Median 1,447 1,184 950 6.6 12.9 0.57 5.75 3.69 64.80 22.35 1.24 70.25 0.54 1.28 136.9 2.64
Orrstown Financial Services, Inc. PA ORRF 1,196 915 881 7.6 11.3 1.19 12.48 3.66 58.85 30.74 1.26 207.56 0.11 0.44 227.2 2.49
Asset Quality Profitability (LTM) Valuation

ORRSTOWN
FINANCIAL SERVICES, INC.
A Tradition of Excellence

Non- GAAP Financial Measures
The ratio of tangible common equity to tangible assets is a non-GAAP-based financial measure calculated using non-GAAP-
based amounts. The most directly comparable GAAP-based measure is the ratio of stockholders’ equity to assets. In order to calculate tangible common equity and tangible assets, the Company’s management subtracts intangible assets from both common equity and assets.  Tangible common equity is then divided by tangible assets to arrive at the ratio of tangible common equity to tangible assets.  Management uses the ratio of tangible common equity to tangible assets to assess the strength of the Company’s capital position. A reconciliation of the ratio of stockholders’ equity to assets and tangible common equity to tangible assets is set forth below.
Year Ended December 31,
(Dollar Values in Thousands)
2005 2006 2007 2008 2009
Common Equity 57,310 89,388 96,124 103,347 110,886
Intangible Assets 1,935 21,567 21,368 21,186 20,938
Tangible Common Equity 55,375 67,821 74,756 82,161 89,948
Assets 601,460 809,031 884,979 1,051,783 1,196,432
Intangible Assets 1,935 21,567 21,368 21,186 20,938
Tangible Assets 599,525 787,464 863,611 1,030,597 1,175,494
Equity / Assets 9.53% 11.05% 10.86% 9.83% 9.27%
Tangible Common Equity / Tangible Assets 9.24% 8.61% 8.66% 7.97% 7.65%

ORRSTOWN
FINANCIAL SERVICES, INC.
A Tradition of Excellence

Non- GAAP Financial Measures
Return on average tangible equity is a non-GAAP-based financial measure calculated using non-GAAP-based amounts.  The most directly comparable GAAP-based measure is return on average equity, which is calculated using GAAP-based amounts.
The Company calculates the return on average tangible equity by excluding the balance of intangible assets and their related amortization expense from the calculation of return on average equity.  Management uses the return on average tangible equity to assess the Company’s core operating results and believes that this is a better measure of our performance.  In addition, this is consistent with the treatment by bank regulatory agencies, which exclude goodwill and other intangible assets from the calculation of risk-based capital ratios.  However, these non-GAAP financial measures are supplemental and are not a substitute for an analysis based on GAAP measures.  A reconciliation of return on average equity to the return on average tangible equity is set forth below.
Year Ended December 31,
(Dollar Values in Thousands, Except Per Share)
2005 2006 2007 2008 2009
Return on average equity (GAAP basis) 18.69% 15.10% 13.64% 13.20% 12.48%
Effect of excluding average intangible assets and related amortization 0.59% 3.88% 4.38% 3.82% 3.25%
Return on average tangible equity 19.28% 18.98% 18.02% 17.02% 15.73%